Exhibit 99.1

FOR IMMEDIATE RELEASE

Union Bankshares Announces Third

 Quarter and Year To Date Earnings and Quarterly Dividend Payment

Morrisville, VT October 21, 2009 – Union Bankshares, Inc. (NASDAQ – UNB) today announced net income for the quarter ended September 30, 2009 of $1.44 million or $0.32 per share compared to $1.17 million or $0.26 per share for the same period in 2008. Net Income year to date was $3.95 million or $0.88 per share for 2009 compared to $3.76 million or $0.84 per share for 2008.

Total Assets have grown $20.9 million, or 4.9%, to $443.9 million at September 30, 2009 from $423.1 million at September 30, 2008 while total deposits have grown $20.8 million, or 6.0%, to $369.4 million at September 30, 2009 from $348.6 million at September 30, 2008.

Loan demand from new customers and refinancings continue to be strong with total loans growing to $351.9 million as of September 30, 2009 from $343.3 million, an increase of 2.4%, or $8.6 million, from the same time last year despite originating and selling $59.1 million residential mortgage loans to the secondary market over the last 12 months. The drop in the Prime Rate from the beginning of 2008 at 7.25% to 3.25% by the end of 2008, where it remains today, has driven the refinancing boom for residential and commercial mortgage customers. The impact of the prime rate drop on variable rate loans and new lower fixed rate loans have more than offset the increase in loan income due to volume growth with interest and fees on loans year to date at $16.3 million for 2009 versus $17.0 million for 2008. The growth in loans has been supported by deposit growth. Net interest income increased $157 thousand, or 3.6%, for the quarter over 2008 and $316 thousand, or 2.4%, year over year. The provision for possible loan losses increased $60 thousand from $185 thousand for 2008 to $245 thousand for 2009 mainly due to the growth in the loan portfolio as past due loans decreased from both September 30, 2008 and December 31, 2008.

Expense related to FDIC insurance coverage was $566 thousand for 2009, of which $191 thousand was the special emergency assessment, compared to $37 thousand for 2008. The expense for the quarter ended September 30, 2009 was $101 thousand compared to $14 thousand for 2008 with the increase between years attributable to deposit growth as well as higher “regular” assessment rates.

A quarterly cash dividend of $.25 per share was declared on October 21, 2009 to shareholders of record October 31, 2009, payable November 12, 2009.

Union Bankshares, Inc., with headquarters in Morrisville, Vermont is the bank holding company parent of Union Bank, which offers deposit, loan, trust and commercial banking services throughout northern Vermont and in northwestern New Hampshire. As of September 30, 2009, the Company operated 13 banking offices and 28 ATM facilities in Vermont as well as a branch and ATM in Littleton, New Hampshire.

Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. For further information, please refer to the Company’s reports filed with the Securities and Exchange Commission at www.sec.gov.